Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

ADI PRODUCT SALES AGREEMENT

This PRODUCT SALES AGREEMENT (this “Agreement”), dated as of August 3, 2023 (the “Effective Date”) is made by and between Ademco Inc., doing business as ADI Global Distribution (“ADI”), a Delaware corporation with an office at 275 Broadhollow Road, Melville, NY 11747 and SmartRent Technologies, Inc., (“Buyer”) a Delaware corporation, with an office at 8665 E. Hartford Drive, Scottsdale, AZ 85255.

RECITALS

WHEREAS ADI and Buyer desire to enter into a non-exclusive purchasing agreement under which Buyer will purchase from ADI and ADI will sell certain products to Buyer, which products shall include Resideo Brand, ADI Exclusive Brand, Buyer Exclusive Brand, and third-party products ("Products") in the United States, Canada and Puerto Rico ("the Territory");

WHEREAS the purchase and sale of Products shall be in accordance with the terms of this Agreement as negotiated between the parties;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the parties agree as follows:

AGREEMENT

1.0 TERM OF AGREEMENT

The term of this Agreement will begin on the Effective Date and remain in effect for 3 years (the "Initial Term"). The Agreement will automatically renew for additional one-year periods each (each, a “Renewal Term”, and together with the Initial Term, the “Term”), unless either party gives written notice to the other of its intention not to renew at least sixty (60) days before the end of the initial Term or any Renewal Term.

2.0 PRODUCT PURCHASES

During the Term, ADI will sell Buyer the Product, as set forth in a purchase order submitted by Buyer and accepted by ADI (each, a “Purchase Order”). Except as specified in this Agreement and applicable Purchase Order(s), this Agreement does not specify a quantity of Products to be purchased by Buyer, does not obligate Buyer to purchase any Products nor ADI to sell any Products, and is not an exclusive purchasing arrangement for either party.

All sales of Products by ADI and all Purchase Orders shall be subject to this Agreement. The terms of this Agreement may differ from those affixed to Buyer's purchase order or other documents, or to ADI’s purchase order confirmations, shipping releases or other documents, and if so, in the event of any conflict between any additional terms or terms conflicting with this Agreement, the terms of this Agreement shall govern. Buyer submission of any purchase order and ADI's acceptance of Buyer's purchase order is expressly conditioned upon the parties’ mutual acceptance of the terms in this Agreement, which shall be established by each party's execution of this Agreement. Either party’s failure to object to provisions contained in any communication from the other shall not be deemed a waiver of any rights a party has under this Agreement. Any modifications to this Agreement must specifically be agreed to in writing and signed by an authorized representative of both parties.

2.1
Purchase Orders.
(A)
Forecasts. [***].

Exhibit 10.1

(B)
Inventory Management. ADI will stock and manage inventory for the Products to meet Buyer’s forecasts. [***]
(C)
Buy Back Inventory. ADI will issue a series of purchase orders to Buyer for certain inventory, as mutually agreed to support phased roll-out, which is currently owned and held by Buyer to sell back to Buyer under this Agreement (“Buy Back Inventory”). [***]
(D)
Delivery. ADI will use commercially reasonable efforts to fulfill Purchase Orders by the delivery date stated in the Purchase Order unless the parties mutually agree otherwise in writing. Buyer may reschedule the delivery date without charge or change the delivery location of Product provided Buyer gives at least 2 business days’ advance written notice to ADI prior to the scheduled shipping date. Buyer will be responsible for any increases or will receive the benefit of any decreases in logistics costs resulting from a change in the delivery location. Delivery of Products will be accompanied by a delivery packing list showing the Purchase Order number, the date of the Purchase Order, and the type and quantity of Product included in the Purchase Order.
(E)
Pricing. [***]
(F)
Product Life Cycle Management. Buyer will be responsible for purchasing all Buyer Exclusive Brand Product that is at end-of-life, or domestically sourced non-returnable product that is end of life, less a mutually-agreed upon quantity required for fulfillment of warranty and non-warranty replacements, prior to transitioning over to newer versions of such Product.
(G)
Submission of Purchase Orders. Buyer may order Products by submitting purchase orders to ADI in writing or through electronic transmission. Each purchase order will reference this Agreement and may include ordering information such as Product identifier, quantity, unit price, requested delivery dates, delivery locations, any applicable shipping or packaging instructions and special terms and conditions.
(H)
Receipt and Acceptance of Purchase Orders. The following procedure will govern acceptance of Buyer’s submitted purchase orders. Within one (1) business day following ADI’s receipt of each Purchase Order, ADI will acknowledge receipt thereof and either: (i) reject the Purchase Order; (ii) accept the Purchase Order with delivery dates set forth in the purchase order; (iii) accept the Purchase Order with proposed alternate delivery dates that are reasonably acceptable to Buyer, provided, however, that any Purchase Order that complies with the lead-times mutually agreed by the parties in writing shall be deemed accepted. [***]
2.2
Supply Constraint. Without otherwise limiting ADI's delivery obligations under this Agreement, if ADI's ability to supply Product is constrained for any reason outside ADI or its affiliates’ direct control, ADI will fulfill purchase orders on a First in, First Out (“FIFO”) basis. In addition, ADI will: (a) promptly notify Buyer as soon as ADI receives written notice from its manufacturers of any supply constraint and ADI’s plan to resolve it; and (b) provide Buyer updates regarding the steps taken in an effort to resolve the supply constraint.

Exhibit 10.1

2.3
Tracking Data for Purchase Orders. ADI will collect and provide Buyer data related to the purchase of Product by Buyer including cost tracking, purchase data and trend capture. ADI will endeavor to provide additional report formats as may be reasonably requested by Buyer.
2.4
Canceling Orders.
(A)
Right to Cancel. Buyer may cancel a Purchase Order at any time prior to shipment upon written notice to ADI as set forth herein, and ADI will immediately cease all further work in connection with that Purchase Order.
(B)
Cancellation Charges. There will be no penalty or charges for cancellations by Buyer, except that ADI may invoice Buyer for canceled Product that: 1) is identified on the Purchase Order as custom manufactured Product, special order or non-stock or may be subject to a manufacturer's restock fee (in which case the invoiced amount shall be limited to the manufacturer’s restock fee); or 2) it cannot sell to its other customers after good faith verifiable efforts to do so for at least 3 months.
(C)
Affected Product. Upon payment of ADI's invoice for canceled Product, and unless directed otherwise by Buyer in writing, ADI will ship all Product, materials, and work-in-progress that are the subject of that invoice to the location that Buyer specifies, in accordance with the terms of this Agreement.

3.0. SHIPMENT/DELIVERY

[***]

4.0. FORCE MAJEURE

Neither party shall be responsible for any delay or failure to perform under this Agreement to the extent due to circumstances outside the reasonable control of the affected party and not attributable to such party’s failure to take industry standard or commercially reasonable precautions, including without limitation, fires, labor troubles of any kind, accidents, breakdown of machinery, government acts of any kind, shortages of raw materials or supply chain issues that prevent manufacturers or suppliers from providing products or services, epidemics, pandemics, transportation impossibilities, acts of God, or any other condition which is reasonably beyond the affected party’s control (“Force Majeure Event”). Provided that the affected party has given the other party prompt notice upon becoming aware of the Force Majeure Event, the affected party shall have such additional time within which to fulfill its obligations hereunder as may be reasonably necessary under the circumstances. In the event that ADI experiences a Force Majeure Event, ADI may apportion its inventory among its customers in a reasonable and equitable manner or deliver the Products in installments. The foregoing shall not excuse a party's obligations to make payments for services already rendered or Product already delivered under the Agreement, or [***].

4.1
Trade Compliance. When ADI is responsible for export or import of Product, ADI will obtain any and all export, re-export, and import authorizations and permits, necessary to fulfill U.S. government and local national government requirements to effect shipment of the Product.
4.2
Import/Export Information. Within a reasonable time period after Buyer's request, ADI will provide Buyer with any information Buyer reasonably requests for importation, exportation or distribution of Product, including: (1) manufacturer name and address (if different from ADI), (2) country of origin, (3) Harmonized Tariff System (HTS) classification, (4) Export Control Classification Number (ECCN), (5) information as to whether or not the Product is classified under the U.S. Munitions

Exhibit 10.1

List (22 C.F.R. 121), and (6) any other information that Buyer may reasonably request. Buyer agrees to provide ADI the same information to the extent ADI is the importer of record for any Product.
4.3
Tracking. ADI will provide Buyer with a live report and tracking facility on all deliveries from time of order to time of delivery.
4.4
Packing. ADI will use commercially reasonable efforts to package Product according to instructions Buyer provides, and if none are provided, then according to good commercial practice to ensure safe arrival of the Product.
4.5
[***].

5.0. LIMITED WARRANTY AND LIMITATIONS.

Products distributed by ADI, [***], are warranted by the third-party manufacturer or, pursuant to the terms of the warranty included in the packaging for ADI Exclusive Brand Product and Buyer Exclusive Brand Product, for a period as defined by the third-party manufacturer or in such documentation included with such Products. ADI assigns to the Buyer those warranties, and only those warranties, extended by such third-party manufacturers or vendors for non-ADI branded products, and for ADI manufactured products, provides only those warranties included in the packaging. ADI does not itself warrant any Products other than those it manufactures (and then solely pursuant to the terms and subject to the limitations set forth in the documentation included with such Products) and sells all other Products only on an as-is basis, subject to the third-party manufacturer warranty.

THERE ARE NO REPRESENTATIONS, WARRANTIES, OR CONDITIONS, EXPRESS OR IMPLIED, BY EITHER PARTY, OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (INCLUDING INTELLECTUAL PROPERTY WARRANTIES), WHICH EXTEND BEYOND THE REPRSENTATIONS AND WARRANTIES PROVIDED BY THE THIRD-PARTY MANUFACTURER OR THAT WHICH IS CONTAINED WITHIN THIS AGREEMENT. [***]

6.0. INDEMNIFICATION AND LIMITATION ON LIABILITY

6.1 Buyer Indemnification of ADI. Buyer agrees to use commercially reasonable efforts to limit liability to Buyer’s direct customers to the fullest extent permitted by law. Buyer acknowledges that ADI shall only be deemed to give consumers of its Products such statutory warranties as may be required by law and at no time shall Buyer represent to its customers and/or users of ADI’s Products that ADI provides any additional warranties (except as may be specifically provided herein with respect to Products manufactured by ADI). Buyer agrees to indemnify and hold ADI harmless against and defend ADI from, any and all third party claims, losses, damages, costs and expenses (including reasonable attorney's fees) resulting from any claim by any third party to the extent caused by Buyer's or its customers' installation or use of the Products or the Product specifications included in the Product packaging, or claims related to Buyer’s software integrated with the Products.

6.2 [***]

6.3 Limitation of Liability. [***]

7.0 PARTY TRADEMARKS

Each party shall only use the other party’s marks, service marks, logos, branding, or trademarks (collectively “Trademarks”) in the specific form and manner provided by the owning party to the using party and in strict conformity and compliance with any guidelines provided by the owning party solely for the purpose of marketing, promoting, distributing, and supplying the Products and the services provided by Buyer to Buyer’s customers. Neither party shall utilize any of the other party’s Trademarks for any unauthorized purpose including, but not limited to, using any of the other party’s Trademarks as part of a corporate, business, or trading name, and shall not attempt to register or own in any country any of the other party’s Trademarks, any domain name

Exhibit 10.1

incorporating in whole or in part any of the other party’s Trademarks or any name, trade name, domain name, keyword, mark or social or business networking/media account or identification name confusingly similar to any of the other party’s Trademarks. Each party recognizes the validity of the other party’s intellectual property and acknowledges that the same are the property of the other party, and that no right, title or interest in each other’s intellectual property will be transferred to the other party under these terms and conditions. Either party may revoke the other party’s right to use the owning party’s Trademarks at any time and in its sole and absolute discretion. With respect to the Product that bears Buyer’s Trademarks, Buyer hereby grants to ADI during the Term, a limited, revocable, non-assignable, non-transferrable, non-sublicensable license to use Buyer’s Trademarks solely to the extent necessary to perform under this Agreement and for no other purpose. Under no circumstance shall ADI sell, transport, or distribute Product bearing Buyer’s Trademarks except as set forth in this Agreement and, in each instance, ADI’s use of Buyer’s Trademarks inure to the exclusive benefit of Buyer. ADI shall not modify, remove, cover or copy Buyer’s Trademarks, including on any packaging or labeling referring thereto, without Buyer’s express written consent.

8.0 CONFIDENTIAL INFORMATION AND DATA USE RIGHTS.

“Confidential Information” shall mean any non-public information of a party, including without limitation proprietary technology, trade secrets, know-how, methods of operations, marketing data and sales programs, market studies and trends, financial information, pricing policies, vendor and customer lists, buying patterns, point of sales reports and other information relating to the business, products, purchases or sales of a party or any of its suppliers, affiliates, or customers. Each party acknowledges and agrees that the other party, as the recipient, may use its Confidential Information, as the discloser, to perform the recipient’s obligations under this Agreement and may disclose such information to persons on a need-to-know basis to perform such obligations, provided such persons are bound by written confidentiality restrictions no less stringent than those contained herein. In compliance with applicable data protection laws and regulations, the parties may use data collected by the other party in relation to use, operation or performance of Products, in an aggregated or anonymized form for any lawful purpose in relation to marketing or sales support or other analytics.

9.0. RETURNS FOR UNOPENED PRODUCT

Return for Credit Unused Product. At its option, ADI may accept as a return for credit, any unused Product in its unopened original package and in a condition that could be sold as new, provided that the Product was purchased from ADI no more than [***] days prior to the date of return, with proof of purchase. ADI may accept Product in opened packaging at ADI’s discretion. Buyer shall be responsible for any freight on returns, and returns and Product must be unopened and must include all original instructions and packaging within the original box. For non-returnable items, no return privileges apply.

10.0. DEFECTIVE PRODUCT REPLACEMENT POLICY

10.1 Bad out of box.

Solely as a convenience to Buyer, any Product that is initially defective (bad-out-of-box) may be exchanged for a new Product at no charge to Buyer in accordance with the manufacturer's policy that is being passed along to Buyer by ADI or, at ADI’s option, be returned for credit in accordance with the manufacturer's policy. Manufacturers' policies may vary. Buyer must provide a copy of the invoice number for the Product being returned. ADI may, at Buyer's cost for freight, take the Product and send it to the manufacturer. If the manufacturer determines that the Product is not initially defective (bad-out-of-box) or not otherwise new or its inability to function properly is a

Exhibit 10.1

result of user damage or abuse, Buyer shall pay ADI all reasonable and applicable charges relating to the Product as well as the replacement Product previously given or, if applicable, have any credit given to Buyer reversed.

10.2 Product for repair.

As a convenience to and on behalf of Buyer, and unless direct shipment by Buyer is required by the manufacturer, ADI shall ship Products for warranty or other service to the appropriate manufacturer in which event any repair, shipping or handling costs will be passed on to Buyer.

11.0. TAXES

Prices do not include any municipal, state, provincial or federal sales, use, excise, value added or similar taxes. Consequently, in addition to prices specified, the amount of any present or future tax that may be imposed shall be paid by Buyer, or in lieu thereof, Buyer will provide ADI with a tax exemption certificate acceptable to the taxing authorities.

12.0. C.O.D. PURCHASES; PURCHASES ON CREDIT; SECURITY INTERESTS

All freight charges shall be for Buyer's account on C.O.D. purchases whether Products are accepted or not. With respect to purchases by Buyer on credit, ADI reserves the right at any time to revoke any credit extended to Buyer because of Buyer's failure to pay for any Products when due, and in such event all subsequent shipments shall be paid for on delivery. If an undisputed invoice is not paid when due, Buyer agrees to pay all costs of the collection including agency and legal fees, whether incurred in or out of court, on appeal, in arbitration, in bankruptcy court, or in any insolvency proceedings. Notwithstanding the foregoing, Buyer reserves the right to withhold payment, without penalty, of any portion of any invoice with respect to which Buyer has a good faith dispute.

13.0. PAYMENT TERMS; INTEREST ON PAST DUE ACCOUNTS.

All undisputed invoices shall be due and payable within [***]following the date on the invoice. Interest at the maximum legal rate or [***]per month, or the maximum amount permitted to be charged by law, whichever is less, will be charged on overdue accounts not subject to a good faith dispute. If Buyer fails to pay the an undisputed invoice based on the agreed upon timelines, ADI shall provide Buyer written notice of the failure and provide ten (10) days for Buyer to cure the failure. Upon the failure to pay this invoice in full after notice and cure period, the due date of any other open invoices to Buyer shall be automatically accelerated, and they shall become immediately due and payable and bear interest at the rate set forth above as of the date of acceleration. All payments shall be made via ACH/wire transfer.

14.0. TERMINATION

14.1 Termination For Breach. In the event that either party materially breaches this Agreement, and said party fails to cure the breach within thirty (30) days of the receipt of written notice (as set forth herein) from the other party that said party is in breach, the non-breaching party may, by written notice to the breaching party, terminate this Agreement immediately for cause, without limiting any other remedies except as may be limited by this Agreement. In the event of such termination based on Buyer’s breach, ADI shall have the option to either: 1) cease supplying Products to Buyer under any open purchase order(s), or 2) continue to supply all such Products and Buyer shall be liable to pay ADI for any such Products supplied in accordance with the terms of this Agreement. In the event of such termination by Buyer based on ADI’s breach, Buyer shall have the right to terminate all or some of the active Purchase Orders (in Buyer’s discretion) and shall be entitled to a refund for any terminated Purchase Orders that Buyer may have paid for but that have not been shipped (in Buyer’s discretion), except the foregoing shall not apply with respect to [***] or inventory under Section 2.4(B).)

Exhibit 10.1

14.2 Termination Upon Bankruptcy, Insolvency, Etc. Either party may immediately terminate this Agreement and any purchase order(s) hereunder upon written notice to the other party, without the necessity of prior notice and opportunity to cure, and without monetary penalty, in the event that: (a) the other party enters voluntary or involuntary bankruptcy or insolvency; (b) the other party makes an assignment for the benefit of creditors; (c) a petition is filed against the other party under a bankruptcy law, or any other law for relief of debtors, or other law similar in purpose or effect, the effect of which is to cause the other party to have its business discontinued; or (d) the other party breaches its obligations under the U.S. export control laws and regulations, including any such laws and regulations of the U.S. Department of Commerce, U.S. Department of State or the U.S. Department of the Treasury, and is placed on any debarred list for violation of these U.S. export control laws and regulations.

14.3 Survival. Notwithstanding any termination or expiration of this Agreement, those provisions which by their very nature are intended to survive the termination or expiration of this Agreement shall so survive such termination or expiration, including without limitation Section 5, 6, 8, 13 and 17 through 22.

15.0. WAIVER

No waiver by either party of any of the terms set forth in this Agreement shall be deemed to constitute a waiver of any other terms or a waiver of the same or any other provision with regard to portions of this transaction or future transactions.

16.0. ERROR

Stenographic and clerical error and omissions in the invoice or Purchase Orders are subject to correction.

17.0. NOTICES

Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt by the other party, when delivered by certified or registered mail, return receipt requested, by commercial overnight delivery service, by personal delivery to the address, or email with acknowledged receipt by such party as set forth below:

To ADI:

ADI Global Distribution

275 Old Country Road

Melville, NY 11746

Attn: Deirdre Hill, General Counsel

Email: legalnotices@resideo.com

With copy to: deirdre.hill@resideo.com and

Allie Copeland: alicia.copeland@adiglobal.com

To Buyer:

SmartRent Technologies, Inc.

8665 E. Hartford Dr., Suite 200

Scottsdale, Arizona 85255

Attn: Legal Department (Kristen Lee, General Counsel)

Email: legal@smartrent.com

With copy to: kristen.lee@smartrent.com

18.0. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware , without regard to the conflicts of laws provisions thereof. The parties

Exhibit 10.1

hereby submit to the exclusive jurisdiction of the federal and state courts located in Delaware, and any action or suit under this Agreement shall only be brought by the parties in any federal or state court in Dover County, Delaware, with appropriate jurisdiction over the subject matter. The United Nations Convention for the International Sale of Goods is expressly disclaimed.

19.0. COMPLIANCE WITH LAWS

Each party agrees that in performing under this Agreement, they will comply with all applicable laws, rules, and regulations of governmental authority relating to the Products and services sold and performed under this Agreement, including the export control laws and regulations of the U.S. Departments of Commerce, State and the Treasury. Each party agrees that it and its employees, agents and representatives have not made or received, and will not make or receive, directly or indirectly, any payments, loans, gifts, favors or other special consideration or form of compensation (a) to or from the other party or its employees, agents or representatives, other than payments set forth in this Agreement; or (b) to or from any third party for the purpose of influencing the performance by a party of its respective duties hereunder. Each party warrants it has and will comply with the U.S. Foreign Corrupt Practices Act, UK Bribery Act, EU and similar anti-bribery legislation or requirements. A breach of this provision will be deemed a material breach of this Agreement and grounds for termination of this Agreement.

Each party will comply with all safety and environmental practices required by law and those customarily followed for the type of business and services to be provided and performed by a party under this Agreement.

20.0. ASSIGNMENT

This Agreement shall not be assigned by either party in whole or in part, without the prior written consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed; provided that either party may assign this Agreement, in whole or in part, without the other party’s consent, in connection with a merger, sale or acquisition of all or substantially all of the business of such party or to an affiliate of such party.

21.0. INSURANCE

During the entire term of the Agreement, ADI shall maintain the following insurance coverage at its own expense: (a) commercial general liability insurance including contractual liability and completed operations insurance with a combined single limit of no less than [***] per occurrence and [***] in the aggregate and (b) excess liability in the amount of no less than [***]. Upon request by Buyer, ADI shall provide to Buyer a Memorandum of Insurance evidencing the foregoing insurance coverages. ADI shall endeavor to provide written notice to Buyer at least thirty (30) days prior to a material change or cancellation of its policies.

22.0 ENTIRE AGREEMENT; COUNTERPARTS

This Agreement and the Purchase Orders constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior representations or agreements, oral or written, and all other communications between the parties relating to the subject matter hereof. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signatures on following page]

Exhibit 10.1

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

Ademco Inc., doing business as ADI Global Distribution

By: ________________________________

Print Name: _________________________

Title: ______________________________

Date: ______________________________

SmartRent Technologies, Inc.

By: ________________________________

Print Name: __________________________

Title: _______________________________

Date: _______________________________